aeroTelesis, Inc.
                      1554 South Sepulveda Blvd. Suite 118
                              Los Angeles CA 90025
                                 (310) 235-1727
                                 (310) 231-9800

Jagan Narayanan
32400 Seaside Drive
Union City CA 94587

      RE: Response to Form 8-K

Dear Jagan:

      This letter is being sent to you in response to the letter you sent to aeroTelesis, Inc.'s (the "Company") concerning the Form 8-K the Company filed regarding your departure from the Company. Many of the statements you make are simply untrue. You were informed of these facts and given the opportunity to review these items. Instead of doing so, you have injured the Company through making these spurious allegations.

      On November 30, 2004, a properly noticed and duly called meeting of the Board of Directors was held. You were given notice so that you could attend. Although the Company agreed to pay for your transportation expenses to Los Angeles, you would not travel to Los Angeles for the meeting. In an effort to accommodate you, the Company offered to hold the meeting telephonically and you accepted. The Company also allowed your attorney to be present, something it was not required to do.

      The meeting continued for more than two hours. After two hours, you and your attorney requested a twenty minute break. When the meeting resumed, your attorney notified the Company that you were not going to continue with the meeting nor would you resign. At that point, you were removed for cause from the Board of Directors for failing to return to the meeting for any good cause. The current Board of Directors then voted to terminate you for cause as CEO of the Company effective immediately, reserving all of its rights to take further action against you as was deemed appropriate. You were so informed and a Form 8-K was filed. A letter was sent to you giving you the right to respond and after nearly two weeks, you sent your response. That response was filed today as an amendment to the Form 8-K. Although you were informed that your response was considered libelous by the Company, and you were given an opportunity to withdraw it or revise it, you directed corporate counsel to file and publish the response as written without revision.

      The Company has complied with all federal and state laws as well as complying with generally accepted accounting principles in the preparation of its financial statements. In addition to your input in preparing the Form 10-KSB, you reviewed and signed the Form 10-KSB after your final review, which included financial statement disclosure. The first time you raised this as an issue was in mid-November.

      As CFO of the Company, I have reviewed all the agreements and financial statements and certified their accuracy. The Company received an opinion letter from the patent attorney for the owner of various patents which are licensed to the Company reiterating that the owner does own the patents. Notwithstanding such confirmation, you still have voiced doubts about the licenses based solely upon conversations with the inventor of certain patents who apparently has a dispute with the patent owner. Surprisingly, you are not listening to reason and are damaging the Company by your irresponsible actions.

      If there were issues you wanted to raise at a Board of Directors meeting during your entire tenure with the Company, you were in the perfect position to so raise them by calling a meeting of the Board as its chairman. However, you failed to call a single meeting and at the meeting which I called, the issues of which I was aware were raised and fully and completely discussed. Just because you do not agree with the resolution of the issues does not mean that the issues were not raised.

      As CEO and Chairman of the Board of Directors, you were in the best position to raise any and all issues you thought important to the Company. You were in the best position to question any of the other officers or employees regarding items which concerned you. Instead, you did nothing but apparently listen to someone with a purported complaint against a third party and somehow imputed this problem to the Company without verifying the facts. From this imputed problem, you have made serious allegations that strike at the core of the Company's business based upon nothing but unsubstantiated hearsay and allegations which have been adequately refuted by documents and opinion letters. You could have traveled to Los Angeles from Northern California on a more frequent basis to ensure for yourself that things were being properly handled.

      Finally, all the documents you requested were publicly available documents which a casual perusal of the Company's SEC filings would have disclosed; especially since those SEC filings included some that you certified as CEO of the Company.

                                       Sincerely,


                                       /s/ Joseph Gutierrez
                                       --------------------
                                       Joseph Gutierrez, President